Exhibit 99.1

FOR IMMEDIATE RELEASE

Ann Taylor Reports First Quarter 2008 Results

Company Reiterates Outlook for Fiscal 2008 and Announces Second Quarter Guidance

New York, NY, May 22, 2008 – AnnTaylor Stores Corporation (NYSE: ANN) today reported results for the first quarter of fiscal 2008, ended May 3, 2008. Diluted earnings per share, excluding costs associated with the Company’s previously-announced restructuring program, totaled $0.47, compared with earnings per diluted share of $0.46 in the first quarter of 2007. On a GAAP basis, including the aforementioned restructuring costs, which totaled $0.04 per diluted share, earnings per diluted share were $0.43 in the first quarter of 2008. Net sales for the first quarter of 2008 advanced 2% versus year-ago.

Commenting on the results, Ann Taylor President and Chief Executive Officer Kay Krill stated, “We are pleased with our performance in the first quarter, particularly in light of the ongoing macroeconomic softness and uncertainty that is weighing on the retail sector. We are pursuing a two-pronged strategy focused on strengthening our core businesses and improving our cost structure, and this focus is clearly working.”

“As we look ahead to the balance of the year, we remain cautious due to the highly volatile nature of the current economic environment, as well as our expectation for a continuation of the erratic traffic trends we are experiencing. We believe, however, that our ability to successfully manage our cost structure and keep our inventory levels lean in this environment will continue to serve us well in the months ahead, and we are comfortable, as we head into the second quarter, that we will achieve our full-year EPS guidance in the range of $1.80 to $1.90, before restructuring costs,” Ms. Krill stated.

First Quarter Results

Net sales in the first quarter of fiscal 2008 advanced 2.0% to $591.7 million, compared with net sales of $580.3 million in the first quarter of fiscal 2007. This performance was primarily driven by growth from the LOFT division and, to a lesser extent, our Factory and Internet businesses, partially offset by softness at the Ann Taylor division.

Specifically, net sales at Ann Taylor were $197.6 million in the first quarter of fiscal 2008, compared with net sales of $222.2 million in the first quarter of fiscal 2007. At LOFT, net sales were $295.0 million in the first quarter of fiscal 2008, compared with net sales of $274.3 million in the first quarter of fiscal 2007.

ANNTAYLOR

Comparable store sales for the quarter declined 4.3% versus the prior year. By division, comparable store sales at Ann Taylor declined 11.5%, while comparable store sales at LOFT increased 0.7%. Weak traffic trends at both divisions weighed on top-line results, although strong in-store metrics and positive client response to product assortments at LOFT helped to offset the soft traffic.

For the first quarter of fiscal 2008, despite the difficult macroeconomic conditions and a highly promotional retail environment, the Company achieved a gross margin of 53.2%, as a percentage of sales, compared with a gross margin of 53.6% in the year-ago period. This performance reflected strong gross margin results at LOFT and Factory, stemming from successful inventory management and strong product assortments, offset by gross margin softness at Ann Taylor, reflecting a product assortment that lacked the fashion newness clients are currently seeking.

Total inventory per square foot at the end of the first quarter of fiscal 2008 was down 16% versus year-ago, driven by a 17% decline in total in-store inventory. By division, in-store inventory on a per square foot basis at Ann Taylor, excluding Beauty, decreased 23% and, at LOFT, in-store inventory on a per square foot basis declined 22%.

Selling, general and administrative expenses for the first quarter of fiscal 2008 were $270.0 million, or 45.6% of net sales, compared to $261.3 million, or 45.0% of net sales, for the first quarter of fiscal 2007. This performance primarily reflected the negative impact of deleveraging, higher performance-based compensation expense and planned investments in LOFT Outlet, partially offset by restructuring program savings.

During the quarter, the Company recorded pre-tax restructuring charges totaling $3.7 million, reflecting $2.2 million in non-cash charges related to the additional write-down of assets associated with planned store closures, and $1.5 million in cash charges. On an after-tax basis, the restructuring charges totaled $2.3 million, or approximately $0.04 per diluted share.

On a GAAP basis, including restructuring costs, operating income in the first quarter of fiscal 2008 was $41.2 million. Excluding the aforementioned restructuring costs, operating income in the first quarter of fiscal 2008 was $44.9 million, compared with operating income of $49.6 million in the first quarter of fiscal 2007.

Net income, on a GAAP basis, in the first quarter of 2008 totaled $25.9 million, or $0.43 per diluted share. Excluding the aforementioned restructuring charges, net income in the quarter totaled $28.2 million, or $0.47 per diluted share, versus net income of $31.5 million, or $0.46 per diluted share in the first quarter of 2007. The increase in diluted earnings per share in the 2008 quarter reflected the benefit of a reduced number of weighted shares outstanding.

ANNTAYLOR

During the quarter, the Company opened four Ann Taylor stores, eight LOFT stores and 13 Ann Taylor Factory stores. The Company closed six Ann Taylor stores and seven LOFT stores during the quarter, in line with the store optimization component of the Company’s restructuring program. The total store count at the end of the quarter was 941, comprised of 347 Ann Taylor stores, 513 LOFT stores and 81 Ann Taylor Factory stores. For the year, the Company continues to expect to close 64 stores, as part of its strategic restructuring program. Of these, 25 will be Ann Taylor stores and 39 will be LOFT stores.

The Company indicated that it currently expects to open 66 new stores in fiscal 2008, versus its previous expectation of opening approximately 50-55 new stores. The change in outlook reflects the Company’s intention to more aggressively expand Factory and LOFT Outlet openings. In addition, the Company currently plans to open 10 additional LOFT stores, originally expected to be opened in 2009. As a result, the current outlook for 2008 new stores is comprised of 25 LOFT stores, 23 Factory stores, 14 LOFT Outlet stores and four Ann Taylor stores.

The Company repurchased approximately 1.5 million shares of its common stock during the first quarter, at an approximate cost of $35 million.

Second Quarter Outlook

The Company indicated that it expects second quarter earnings per diluted share, excluding restructuring costs, to be in the range of $0.42 to $0.47. This outlook reflects the expectation for continued traffic volatility at both divisions, in what is likely to remain a difficult macroeconomic and consumer environment in the months ahead.

Fiscal Year Outlook

The Company reiterated its expectations for earnings per diluted share in fiscal 2008, excluding restructuring costs, to be in the range of $1.80 to $1.90. The Company noted that, while its overall outlook has not changed, the drivers of its expected full-year performance have been modified somewhat to reflect the Company’s first quarter results and revised expectations regarding the balance of the year.

•	Total net sales growth in the low single digits, with comparable store sales slightly negative for the year.

•

Total square footage growth of approximately 1%, driven by a significant increase in square footage for the factory channel, including LOFT Outlet, almost entirely offset by a decline in square footage at both Ann Taylor and LOFT.

•	The sales reduction impact in 2008 associated with stores planned for closure during the year is estimated at approximately $35 million, with minimal operating income impact.

•	Costs totaling approximately $10 million associated with the launch of LOFT Outlet in the summer.

ANNTAYLOR

•	Restructuring program savings of approximately $20-25 million, excluding anticipated restructuring costs of approximately $7-10 million.

•

Gross margin improvement expected for the year, with SG&A rate under pressure due to slightly negative comps, costs associated with the launch of LOFT Outlet and an expected year-over-year increase in performance-based compensation.

•	Capital expenditures of approximately $125-$130 million.

•	Continued repurchase of shares under the Company’s existing share repurchase authorization.

About Ann Taylor

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 941 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of May 3, 2008.

Contact:

Judith Pirro

Director, Investor Relations

Ann Taylor Stores Corporation

212-541-3300 ext. 3598

ANNTAYLOR

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to predict accurately client fashion preferences;

•	competitive influences and decline in the demand for merchandise offered by the Company;

•	the Company’s ability to successfully execute brand extensions and new concepts;

•	effectiveness of the Company’s brand awareness and marketing programs, and its ability to maintain the value of its brands;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries;

•	general economic conditions, including the impact of higher fuel and energy prices, interest rates, a downturn in the retail industry or changes in levels of store traffic;

•	fluctuation in the value of the U.S. dollar against foreign currencies or restrictions on the transfer of funds;

•	fluctuation in the Company’s level of sales and earnings growth;

•	the Company’s ability to locate new store sites or negotiate favorable lease terms for additional stores or for the lease renewal or expansion of existing stores;

•	risks associated with the performance and operations of the Company’s Internet operations;

•	a significant change in the regulatory environment applicable to the Company’s business;

•

risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints and the Company’s dependence on a single distribution facility;

•

the uncertainties of sourcing associated with the current quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products and the re-imposition of quotas in certain categories, and other possible trade law or import restrictions;

•	risks associated with the Company’s reliance on foreign sources of production, including financial or political instability in any of the countries in which the Company’s goods are manufactured;

•	risks associated with a failure by independent manufacturers to comply with the Company’s quality, product safety and social practices requirements;

•	the potential impact of natural disasters and public health concerns, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors;

•	acts of war or terrorism in the United States or worldwide;

•	work stoppages, slowdowns or strikes;

•	the Company’s ability to hire, retain and train key personnel;

•	the Company’s ability to successfully upgrade and maintain its information systems, including adequate system security controls;

•	the Company’s ability to continue operations in accordance with its business continuity plan in the event of an interruption;

•

the Company’s ability to achieve the results of its restructuring program, including the risk that the benefits expected from the restructuring program will not be achieved or may take longer to achieve than expected; and

•	changes in management’s assumptions and projections concerning costs and timing in execution of the restructuring program.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

ANNTAYLOR

ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Quarters Ended May 3, 2008 and May 5, 2007

(unaudited)

	Quarters Ended
	May 3, 2008	May 5, 2007
	(in thousands, except per share amounts)
Net sales	$591,663	$580,266
Cost of sales	276,738	269,270

Gross margin	314,925	310,996
Selling, general and administrative expenses	269,968	261,348
Restructuring and asset impairment charges	3,723	—

Operating income	41,234	49,648
Interest income	792	3,076
Interest expense	424	541

Income before income taxes	41,602	52,183
Income tax provision	15,705	20,728

Net income	$25,897	$31,455

Earnings per share:
Basic earnings per share of common stock	$0.43	$0.47
Weighted average shares outstanding	59,577	67,331
Diluted earnings per share of common stock	$0.43	$0.46
Weighted average shares outstanding assuming dilution	59,883	68,404

Number of stores open at beginning of period	929	869
Number of stores opened during period	25	12
Number of stores closed during period	(13)	(3)

Number of stores open at end of period	941	878

Number of stores expanded/relocated during period *	5	2
Total store square footage at end of period (000’s)	5,487	5,132

*	Expanded stores are excluded from comparable store sales for the first year following expansion.

ANNTAYLOR

ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

May 3, 2008, February 2, 2008 and May 5, 2007

(unaudited)

	May 3, 2008	February 2, 2008	May 5, 2007
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$119,169	$134,025	$174,321
Short-term investments	—	9,110	—
Accounts receivable	27,328	16,944	31,132
Merchandise inventories	252,350	250,697	281,314
Deferred income taxes	30,214	29,161	25,710
Prepaid expenses and other current assets	54,477	67,954	48,587

Total current assets	483,538	507,891	561,064
Property and equipment, net	552,045	561,270	552,545
Goodwill	286,579	286,579	286,579
Deferred financing costs, net	1,517	288	561
Deferred income taxes	21,902	23,314	22,463
Other assets	14,921	14,413	8,875

Total assets	$1,360,502	$1,393,755	$1,432,087

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$99,549	$125,388	$103,200
Accrued salaries and bonus	19,824	13,000	10,715
Accrued tenancy	44,817	44,945	39,780
Gift certificates and merchandise credits redeemable	43,585	54,564	41,620
Accrued expenses	81,079	74,979	82,096

Total current liabilities	288,854	312,876	277,411
Deferred lease costs	227,020	230,052	214,971
Deferred income taxes	1,885	1,960	1,419
Other liabilities	9,025	9,383	10,289
Commitments and contingencies
Stockholders’ equity
Common stock, $.0068 par value; 200,000,000 shares authorized; 82,331,358, 82,288,607 and 82,200,407 shares issued, respectively	560	560	559
Additional paid-in capital	780,855	781,048	760,086
Retained earnings	792,305	766,408	700,628
Accumulated other comprehensive loss	(3,738)	(3,460)	(5,257)

	1,569,982	1,544,556	1,456,016

Treasury stock, 22,768,209, 21,408,843 and 16,502,596 shares respectively, at cost	(736,264)	(705,072)	(528,019)

Total stockholders’ equity	833,718	839,484	927,997

Total liabilities and stockholders’ equity	$1,360,502	$1,393,755	$1,432,087